SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Wilmington Funds

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INFORMATION STATEMENT

Wilmington Funds

Wilmington Multi-Manager Alternatives Fund

111 South Calvert Street, 26th Floor

Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington Multi-Manager Alternatives Fund (the “Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees (the “Board” or the “Trustees”) of a new sub-advisory agreement between Wilmington Funds Management Corporation (“WFMC” or the “Adviser”), the adviser to the Fund, and Analytic Investors, LLC (“Analytic”), retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board, to select subadvisers and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about March 11, 2016 to shareholders of record of the Fund as of February 8, 2016. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, by downloading them from the Trust’s web-site at www.wilmingtonfunds.com, or by writing to Wilmington Funds, Wilmington Multi-Manager Alternatives Fund, P.O. Box 9828, Providence, Rhode Island 02940-8025.

The Fund is a multi-manager fund that has retained an adviser and several subadvisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment subadvisers to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing subadvisers and evaluates the Fund’s needs and each subadviser’s skills and abilities on an ongoing basis. Currently, WFMC allocates the Fund’s assets among six subadvisers: Acuity Capital Management, LLC, Highland Capital Healthcare Advisors, L.P., Highland Capital Management Fund Advisors, L.P., Parametric Risk Advisers and P/E Global LLC. WFMC recently hired Analytic to serve as an additional subadviser to the Fund.

Analytic Investors, LLC

At the September 16-17, 2015 meeting of the Board, WFMC reported that it had conducted an analysis of the Fund, its structure and the current subadvisers to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC recommended that a sub-advisory agreement among the Trust, WFMC and Analytic (the “Agreement”) be approved by the Board. WFMC believes Analytic to be a qualified and appropriate candidate to sub-advise the Fund, after considering the results of due diligence visits as well as the Fund’s investment objectives and strategies. WFMC also believes that increasing the Fund’s exposure to Analytic’s investment strategy will improve the performance of the Fund.

Analytic will employ a global long/short equity strategy using a quantitative model to develop a portfolio focusing on lower volatility and lower beta stocks. The strategy’s primary objective will be to maintain significantly less volatility than the broad global equity market while delivering market-like returns. Analytic will use two independent risk models: a fundamental risk model and a proprietary risk model that is based on principal components. Analytic also employs a forward-looking model which consists of several measures (news analysis, implied volatility, and ESG* rankings). Beyond risk models, Analytic also incorporates a proprietary valuation model and an optimizer to manage the portfolio. Lastly, Analytic will employ both Factset as well as a proprietary attribution model to assess the portfolio and make continual improvements to the process.

*	The Environmental, Social And Governance (ESG) Criteria is a set of standards for a company’s operations that socially conscious investors use to screen investments. Environmental criteria looks at how a company performs as a steward of the natural environment. Social criteria examines how a company manages relationships with its employees, suppliers, customers and the communities where it operates. Governance deals with a company’s leadership, executive pay, audits and internal controls, and shareholder rights.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to Analytic.

Dennis Bein, CFA. Dennis Bein is Chief Investment Officer and Portfolio Manager of Analytic. Mr. Bein oversees the implementation of the firm’s investment strategies and is a major contributor to the firm’s ongoing research efforts as well as new product development and strategy applications. Mr. Bein focuses on day-to-day portfolio management and research related to equity based investment strategies. Prior to joining Analytic in 1995, Mr. Bein was a Senior Consultant for Analysis Group, Inc., where he provided investment consulting services for institutional investors and plan sponsors. He advised pension fund managers on topics such as investment objective definition, asset allocation analysis, manager selection and manager performance evaluation. Mr. Bein received his BA in Business Administration and his MBA in Finance from the University of California, Riverside.

Harindra (Harin) de Silva, PhD, CFA. Harin de Silva is President and Portfolio Manager of Analytic. Dr. de Silva is responsible for the firm’s strategic direction and the ongoing development of its investment processes. Dr. de Silva focuses on ongoing research efforts. Dr. de Silva has authored several articles and studies on finance-related topics including stock market anomalies, market volatility and asset valuation. He, along with his colleagues Roger Clarke and Stephen Thorley, was recognized with the prestigious Graham and Dodd Award of Excellence for their research published in the Financial Analysts Journal in 2002 and 2005. Prior to joining Analytic in 1995, Dr. de Silva was a Principal at Analysis Group, Inc., where he was responsible for providing economic research services to institutional investors including investment managers, large pension funds, and endowments. Dr. de Silva received his BS in Mechanical Engineering from the University of Manchester Institute of Science and Technology, his MS in Econometrics and MBA in Finance from the University of Rochester, and his PhD in Finance from the University of California, Irvine.

David Krider, CFA. David Krider is a Portfolio Manager of Analytic and is responsible for the ongoing research and development of global equity-based investment strategies as well as the day-to-day trading of global portfolios. Prior to joining the firm in 2005, Mr. Krider was founder and Chief Technology Officer of Visualize, Inc., a firm that specializes in financial visualization and analytic software. He was a Research Associate at First Quadrant before leaving to start his own firm. Mr. Krider received his BS in Economics and Computer Science from the California Institute of Technology.

Analytic is a registered investment adviser with its principal executive office located at 555 West Fifth Street, 50th floor, Los Angeles, California 90013. As of June 30, 2015, Analytic had assets under management of approximately $11.9 billion. The following are the named executive officers and members of the board of managers of Analytic:

Name and Position, Executive Management Team

Harindra de Silva, President

Michael Brogan, Managing Director

Kathi Dutton, Chief Administration Officer

Dennis Roy, Chief Operating Officer

Board of Managers

Roger Clarke (Chairman)

Harindra de Silva

Michael Brogan

Analytic Investors Holdings, LLC (“Analytic Holdings”) is the controlling entity of Analytic. The majority shareholder of Analytic Holdings is Harindra de Silva.

Board Approval of the Sub-Advisory Agreement with Analytic

At the September 16-17, 2015 meeting of the Board (the “September meeting”), the Board, including a majority of the Trustees who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act, as amended (the “Independent Trustees”), discussed and unanimously approved, for the Fund, an investment sub-advisory agreement (the “Agreement”) with Analytic. The Trustees were provided with detailed materials relating to Analytic in advance of and at the September meeting. The material factors and conclusions that formed the basis for the approval are discussed below.

At the September meeting, the Trustees met in person with Wilmington Funds Management Corporation and Wilmington Trust Investment Advisors, Inc. (collectively, the “Adviser”), Trust and Independent Legal Counsel, representatives of Analytic, and others. The Independent Trustees met with and were advised by Independent Legal Counsel in executive session.

In evaluating the Agreement, the Trustees took into account management style, investment strategy, and prevailing market conditions as well as Analytic’s investment philosophy and process, past performance, and personnel. The Trustees also reviewed information concerning: (i) the nature, extent and quality of the services to be provided by Analytic; (ii) the prior investment performance of Analytic; (iii) the prior investment performance of the Fund against a relevant benchmark and against other comparable mutual funds; (iv) Analytic’s anticipated cost of/profitability in providing the services to the Fund; (v) possible fall-out benefits to Analytic due to its position with the Fund, including the use of soft dollars; (vi) whether the Fund may benefit from possible economies of scale realized by the Adviser in the event of growth of assets of the Fund; (vii) Analytic’s proposed fee, which is lower than the fees currently paid to each of the Fund’s current subadvisers, and fees charged by Analytic to other mutual funds for similar services; and (viii) the Adviser’s recommendation that the Independent Trustees approve the Agreement. Analytic and the Trustees did not specifically address economies of scale due to the amount of assets to be managed by Analytic.

After discussion and consideration among themselves, and with Independent Legal Counsel and the Adviser, the Board, including all of the Independent Trustees, determined that the fee to be paid by the Fund to Analytic under the Agreement appeared to be fair and reasonable in light of the information provided. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including all of the Independent Trustees, concluded that the approval of the Agreement was in the best interests of the Fund and its shareholders and approved the Agreement. Analytic was allocated Fund assets on December 22, 2015.

SUB-ADVISORY AGREEMENT

The Agreement was approved by the Trustees on September 17, 2015. In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

General. Under the terms of the Agreement, Analytic is responsible for managing that portion of the Fund’s assets that it is allocated to manage by WFMC. In providing investment management services to the Fund, Analytic determines which investments shall be purchased, held or sold, and what assets shall be held uninvested, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that Analytic will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions it effects on behalf of the Fund; and (2) furnish the Trustees and WFMC with such periodic and special reports as the Trustees or WFMC may reasonably request.

Brokerage Commissions and Portfolio Transactions. Analytic places orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers. When it can be done consistently with the policy of obtaining best execution, Analytic may place such orders with brokers and dealers who supply research, market and statistical information to the Fund or to Analytic. Analytic is authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. Analytic has the authority and discretion to select brokers and dealers subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board.

Compensation. For services rendered under the Agreement, Analytic receives an annual fee paid monthly on the assets allocated for its management. The following are the rates paid to Analytic by the Fund:

0.75% on the first $20 million of assets
0.70% on the next $80 million of assets
0.625% of assets in excess of $100 million

Liability of the Subadviser. The Agreement provides that Analytic shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from the Analytic’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty.

Term. The initial term of the Agreement began on September 25, 2015 and shall end on September 30, 2016. The Agreement shall continue in force from each October 1 through September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or Analytic, cast in person at a meeting called for the purpose voting of any such party (other than as Trustees of the Trust). The term “majority of the outstanding voting securities,” as defined in the 1940 Act means: the affirmative vote of the lesser of (i) 67% of the voting securities of the Fund present at a meeting if more than 50% of the outstanding voting securities of the Fund are present in person or by proxy or (ii) more than 50% of the outstanding voting securities of the Fund.

Termination. Under the terms of the Agreement, the Agreement may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified, or (ii) otherwise by the Trust upon not more than thirty (30) days’ written notice to the other parties to the Agreement.

The Agreement may also be terminated by WFMC or Analytic, without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach, or (ii) otherwise by WFMC or Analytic upon not more than sixty (60) days’ written notice to the other parties to the Agreement.

In addition, the Agreement shall terminate automatically in the event of its assignment.

Additional Information About WFMC and Affiliates

The Investment Advisor, Affiliated Subadviser and Co-Administrator

WFMC serves as the investment adviser to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 17, 2015. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of the investment adviser performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of the Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time, upon approval by the Board of Trustees, enter into one or more sub-advisory agreements with a subadviser pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive annual investment advisory fees of 0.95%, paid daily as a percentage of average daily net assets. WFMC has contractually agreed to waive until August 31, 2016 a portion of its advisory fee or reimburse expenses to the extent that the expenses of a Fund (excluding the effects of dividend and interest expense on short positions, acquired fund fees and expenses, taxes, or other extraordinary expenses) expressed as an annualized percentage of average daily net assets, do not exceed 1.90% and 2.15% for the Fund’s Class I Shares and Class A Shares, respectively. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2015 was $1,827,991.

WTIA, 111 South Calvert Street, 26th Floor, Baltimore, MD 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to each Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Effective October 1, 2013, fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion ($5 – 7 billion)
0.025%	on the next $3 billion ($7 – 10 billion)
0.018%	on assets in excess of $10 billion

Prior to October 1, 2013, fees payable to WFMC were as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.033%	on the first $5 billion
0.020%	on the next $2 billion ($5 – 7 billion)
0.016%	on the next $3 billion ($7 – 10 billion)
0.015%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2015 was $64,320.

Donald E. Foley, a Trustee of the Trust, previously held positions with Wilmington Trust Corporation, M&T Bank Corporation and M&T Bank, the parent of the Fund’s Adviser. Christopher D. Randall, a Trustee of the Trust, also holds positions with the Funds, Wilmington Trust’s Wealth and Institutional Services Division and M&T Bank, the parent of the Fund’s Adviser. The following officers of the Trust also serve as officers of WTIA or M&T Bank, the parent of WFMC:

Name	Position Held with the Trust	Position Held with WTIA or M&T
Christopher D. Randall	President	Senior Vice President (M&T)

Michael D. Daniels	Chief Operating Officer	Chief Operating Officer (WTIA); Administrative Vice President (M&T)

Jeffrey M. Seling	Assistant Treasurer and Vice President	Vice President (WTIA and M&T)

John C. McDonnell	Assistant Treasurer and Vice President	Vice President (WTIA)

Mary Ellen Reilly	Chief Compliance Officer and AML Compliance Officer	Administrative Vice President (M&T)

Eric B. Paul	Vice President	Administrative Vice President (M&T)

Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

WFMC continues to provide investment advisory and co-administrative services.

Affiliated Brokerage

For the fiscal year ended April 30, 2015, the Fund did not pay any brokerage commissions to M&T Securities, Inc., a broker-dealer affiliated with WFMC.

Shareholdings Information

As of February 8, 2016, the Fund had 15,383,953 shares of Class I and 133,915 shares of Class A issued and outstanding. As of February 8, 2016, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned

Charles Schwab & Co. Inc. Special Custody A/C FBO Customers Attn: Mutual Funds 101 Montgomery St San Francisco, CA 94104-4151	29.57%	4,550,105

SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	19.86%	3,055,594

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	9.68%	1,489,265

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	6.89%	1,060,846

Class A Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned

Charles Schwab For Special Custody Account FBO of our Customers Attn: Mutual Funds 101 Montgomery Street San Francisco, CA 94104	35.33%	47,315

As of February 8, 2016, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary, or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 9828, Providence, Rhode Island 02940-8025. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.